UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2017

CHART INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11442	34-1712937
(State of other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3055 Torrington Drive, Ball Ground, Georgia	30107
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (770) 721-8800

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On October 31, 2017, Chart Industries, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, as representatives of the initial purchasers named in Schedule 1 annexed thereto (the “Initial Purchasers”), relating to the sale of $225.0 million aggregate principal amount of 1.00% Convertible Senior Subordinated Notes due 2024 (the “Initial Notes”) to the Initial Purchasers. The Company also granted the Initial Purchasers an option to purchase up to an additional $33.75 million aggregate principal amount of 1.00% Convertible Senior Subordinated Notes due 2024 (the “Option Notes” and, together with the Initial Notes, the “Notes”).

On November 1, 2017, the Initial Purchasers notified the Company of their election to purchase the additional $33.75 million aggregate principal amount of Option Notes pursuant to the over-allotment option.

The Purchase Agreement contains customary representations, warranties and covenants. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Indenture and the Notes

On November 6, 2017, the Company issued $258.75 million aggregate principal amount of the Notes, pursuant to an Indenture, dated as of such date (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes will bear interest at the annual rate of 1.00%, payable on May 15 and November 15 of each year, beginning on May 15, 2018, and will mature on November 15, 2024 unless earlier converted or repurchased. The Notes may be settled in cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election (subject to, and in accordance with, the settlement provisions of the Indenture). The initial conversion rate for the Notes is 17.0285 shares of common stock (subject to adjustment as provided for in the Indenture) per $1,000 principal amount of the Notes, which is equal to an initial conversion price of approximately $58.73 per share, representing a conversion premium of approximately 35% above the closing price of the Company’s common stock of $43.50 per share on October 31, 2017. In addition, following certain corporate events that occur prior to the maturity date as described in the Indenture, the Company will pay a make-whole premium by increasing the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event in certain circumstances.

Holders of the Notes may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding August 15, 2024 only under the following circumstances:

•	during any fiscal quarter commencing after December 31, 2017 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price for the Notes on each applicable trading day;

•	during the five consecutive business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of such measurement period was less than 97% of the product of the last reported sale price of the Company’s common stock and the applicable conversion rate for the Notes on each such trading day; or

•	upon the occurrence of specified corporate events described in the Indenture.

On or after August 15, 2024 until the close of business on the second scheduled trading day immediately preceding November 15, 2024, holders may convert their Notes at the option of the holder regardless of the foregoing circumstances.

The Company may not redeem the Notes prior to the maturity date, and no sinking fund is provided for the Notes.

If the Company undergoes a fundamental change, as described in the Indenture, prior to the maturity date of the Notes, holders of the Notes will, subject to specified conditions, have the right, at their option, to require the Company to repurchase for cash all or a portion of their Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the “fundamental change repurchase date” (as defined in the Indenture).

The Notes are senior subordinated unsecured obligations of the Company and will rank senior in right of payment to any of the Company’s existing and future subordinated debt; equal in right of payment with the Company’s existing and future senior subordinated debt; subordinated in right of payment to the Company’s existing and future senior indebtedness, including its indebtedness under its credit agreement; effectively subordinated to the Company’s existing and future secured debt, including its indebtedness under its credit agreement, to the extent of the value of the assets securing such indebtedness; and structurally subordinated to all secured and unsecured existing and future indebtedness (including trade payables) incurred by the Company’s subsidiaries.

The foregoing description of the Indenture and the Notes is qualified in its entirety by reference to each of the Indenture and the form of Note, which are filed as Exhibit 4.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Convertible Note Hedge and Warrant Transactions

On October 31, 2017, in connection with the pricing of the Initial Notes, the Company entered into convertible note hedge transactions (the “Initial Note Hedge Transactions”) with certain of the Initial Purchasers (the “Option Counterparties”). On November 1, 2017, in connection with the Initial Purchasers’ exercise of the over-allotment option to purchase the Option Notes, the Company entered into additional convertible note hedge transactions (the “Additional Note Hedge Transactions” and, together with the Initial Note Hedge Transactions, the “Note Hedge Transactions”) with the Option Counterparties.

The Note Hedge Transactions are expected generally to reduce the potential dilution and/or offset any cash payments the Company is required to make in excess of the principal amount due, as the case may be, upon conversion of the Notes in the event that the market price of the Company’s common stock is greater than the strike price of the Note Hedge Transactions, which is initially $58.73 (subject to adjustment), corresponding to the initial conversion price of the Notes.

On October 31, 2017, the Company also entered into separate, privately negotiated warrant transactions with the Option Counterparties (the “Initial Warrant Transactions”). On November 1, 2017, the Company entered into additional privately negotiated warrant transactions (the “Additional Warrant Transactions” and, together with the Initial Warrant Transactions, the “Warrant Transactions”) with the Option Counterparties. In the Warrant Transactions, the Company sold net-share-settled warrants to the Option Counterparties initially relating to the same number of shares of the Company’s common stock initially underlying the Notes, subject to customary anti-dilution adjustments. The strike price of the warrants will initially be $71.7750 per share (subject to adjustment), which is approximately 65% above the last reported sale price of the Company’s common stock on October 31, 2017. The Warrant Transactions could have a dilutive effect to the Company’s stockholders to the extent that the market price per share of the Company’s common stock, as measured under the terms of the Warrant Transactions, exceeds the applicable strike price of the warrants.

The Company used $13.5 million of the net proceeds of the offering of the Notes to pay the cost of the Note Hedge Transactions (after such cost was partially offset by the proceeds to the Company from the sale of warrants in the Warrant Transactions).

The Note Hedge Transactions and the Warrant Transactions are separate transactions, in each case, entered into by the Company with the Option Counterparties, and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Note Hedge Transactions or the Warrant Transactions.

The foregoing description of the Note Hedge Transactions and Warrant Transactions is qualified in its entirety by reference to the confirmations for the Note Hedge Transactions, which are attached as Exhibits 10.1, 10.3, 10.5, 10.7, 10.9 and 10.11 to this Current Report on Form 8-K, and the Warrant Transactions, which are attached as Exhibits 10.2, 10.4, 10.6, 10.8, 10.10 and 10.12 to this Current Report on Form 8-K, and incorporated herein by reference.

Amended and Restated Senior Secured Credit Facility

On November 3, 2017, the Company and two of its subsidiaries, Chart Industries Luxembourg S.à r.l. and Chart Asia Investment Company Limited (the “Foreign Borrowers”) (the Company and the Foreign Borrowers, collectively the “Borrowers”) entered into a Third Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and several other financial institutions party thereto, providing for a five-year $450 million senior secured multicurrency revolving credit facility (the “Restated Credit Facility”). The Restated Credit Facility includes an accordion feature which allows the Company, at its option, to add up to an aggregate of $225 million in principal amount of term loans or additional revolving credit commitments, subject to customary conditions. The Restated Credit Facility matures on November 3, 2022 (the “Maturity Date”).

The Restated Credit Facility amends and restates the Company’s prior senior secured revolving credit and term loan facility.

The Restated Credit Facility includes a $25 million sub-limit for the issuance of swingline loans, which are comparatively short-term loans used for working capital purposes, and a $200 million sub-limit for the issuance of letters of credit. The Revolving Credit Facility also provides for up to $100 million (U.S. equivalent) in foreign currency borrowings and up to $100 million in advances to the Foreign Borrowers.

Loans under the Restated Credit Facility will continue to bear interest at either LIBOR or the base rate, at the applicable Borrower’s election, plus a spread determined by the Company’s leverage ratio (as described below). At closing, the applicable spread for (a) LIBOR rate loans was 2.50% per annum, with possible future spreads ranging from 1.50% to 2.50% per annum, and (b) base rate loans was 1.50% per annum, with possible future spreads ranging from 0.50% to 1.50% per annum. As under its prior credit facility, in addition to interest, the Company is required to pay commitment fees on the unused portion of the Revolving Credit Facility at an initial rate of 0.375% per annum, which like the interest rate spreads, is subject to adjustment thereafter based on the Company’s leverage ratio, with possible future spreads ranging from 0.200% to 0.375% per annum.

The Company and its domestic Material Subsidiaries (as defined in the Restated Credit Facility) (subject to certain exemptions, “Guarantors”) continue to guaranty all of the Borrowers’ obligations in connection with the Restated Credit Facility and certain hedging and banking services obligations. The obligations of the Borrowers and the Guarantors under the Restated Credit Facility also continue to be secured by (i) a first priority perfected security interest in and lien on existing and future personal and material real property (subject to certain restrictions) of the Company and each Guarantor and (ii) a pledge of, and a first perfected security interest in, 100% of the equity interests of each of the Company’s existing and future material domestic subsidiaries and 65% of the equity interests of first-tier foreign subsidiaries owned by the Company and each Guarantor (subject to certain restrictions).

The Restated Credit Facility contains covenants that are customary for similar credit arrangements and generally consistent with or more favorable to the Company than those under its prior facility. These include covenants relating to financial reporting and notification, payment of indebtedness, taxes and other obligations, and compliance with applicable laws. There are also financial covenants that require the Company to (i) maintain certain liquidity at times when certain of its convertible bonds are near maturity or subject to repurchase at the option of the holders thereof, (ii) maintain an interest coverage ratio (defined as the ratio of consolidated EBITDA to consolidated interest expense for the four most recent fiscal quarters) of not less than 3.0 to 1.0, and (iii) maintain a leverage ratio (defined as the ratio of consolidated total indebtedness (less cash, cash equivalents and short term investments in excess of $20 million) to consolidated EBITDA for the four most recent fiscal quarters) of no greater than 3.75 to 1.0, with such required ratio stepping down over several quarters until it reaches 3.25 to 1.0 for each period ending on or after June 30, 2019. Upon notification to the lenders, however, the required leverage ratio can be relaxed to 3.75 to 1.0 for a one-year period on up to two occasions (separated by at least two fiscal quarters) in connection with certain acquisitions or plant expansions costing more than $100 million. The Restated Credit Facility also imposes certain customary limitations and requirements on the Company with respect to, among other things, the incurrence of indebtedness and liens, the making of investments, the payment of dividends or making of other restricted payments, mergers, acquisitions and dispositions of assets, and transactions with affiliates.

The Borrowers’ failure to comply with the foregoing covenants, including compliance with the financial ratios and the minimum liquidity requirement, will constitute an event of default (subject, in the case of certain such covenants, to applicable notice and/or grace or cure periods) under the Restated Credit Facility. Other events of default under the Restated Credit Facility include the failure to timely pay principal, interest, fees or other amounts due and owing (subject to applicable grace periods), the occurrence of a change of control, certain breaches or defaults under material indebtedness, the failure to pay or discharge certain material judgments, the occurrence of certain bankruptcy or insolvency events, and the breach of representations or warranties in any material respect. Events of default under the Restated Credit Facility are consistent with or more favorable to the Company than those under its prior facility. The occurrence and continuance of an event of default could result in, among other things, amounts owing under the Restated Credit Facility being accelerated and the Revolving Credit Facility being terminated.

The foregoing description of the Restated Credit Facility is not complete and is qualified in its entirety by reference to the Restated Credit Facility, which is filed as Exhibit 10.13 to this Current Report on Form 8-K and is incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K under the heading “Indenture and the Notes” is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K in connection with the Warrant Transactions is incorporated by reference into this Item 3.02.

As described in Item 1.01 of this Current Report on Form 8-K, on November 6, 2017, the Company issued $258.75 million aggregate principal amount of Notes to the Initial Purchasers in a private placement pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the terms of the Purchase Agreement. The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, for resale by such Initial Purchasers to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Notes may be settled in cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election (subject to, and in accordance with, the settlement provisions of the Indenture). Neither the Notes nor the underlying shares of common stock (if conversions of the Notes are settled through delivery of shares of common stock) have been registered under the Securities Act or may be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Additionally, as described in Item 1.01 of this Current Report on Form 8-K, on October 31, 2017, the Company entered into the Initial Warrant Transactions with the Option Counterparties, and November 1, 2017, the Company entered into the Additional Warrant Transactions with the Option Counterparties. Pursuant to the Warrant Transactions, the Company issued warrants to the Option Counterparties initially relating to the same number of shares of common stock of the Company initially underlying the Notes, with a strike price of $71.7750 per share. The number of warrants and the strike price are subject to adjustment under certain circumstances described in the confirmations for the Warrant Transactions. The Company offered and sold the warrants in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. Neither the warrants nor the underlying shares of common stock (issuable in the event the market price per share of common stock exceeds the strike price of the warrants (under the terms of the Warrant Transactions) on the date the warrants are exercised) have been registered under the Securities Act. Neither the warrants nor such underlying shares of common stock may be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 7.01.	Regulation FD Disclosure.

On October 30, 2017, the Company issued a press release (the “Launch Release”) announcing the commencement of the private offering of the Notes. On October 31, 2017, the Company issued a press release (the “Pricing Release”) announcing the pricing of the private offering of the Notes, as well as the Initial Note Hedge Transactions and the Initial Warrant Transactions entered into by the Company with the Option Counterparties.

The offering of Notes is not being registered under the Securities Act, or the securities laws of any other jurisdiction. The Notes may not be offered or sold in the United States except in transactions exempt from, or not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer or sale of Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Copies of the Launch Release and the Pricing Release are furnished as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K.

Item 8.01.	Other Events.

Repurchase of 2.00% Convertible Senior Subordinated Notes due 2018

Concurrently with the offering of the Notes, the Company intends to use up to approximately $195.9 million of the net proceeds from the offering of the Notes to repurchase up to approximately $192.9 million in principal amount of its outstanding 2.00% Convertible Senior Subordinated Notes due 2018 (the “2018 Notes”) pursuant to individually negotiated transactions. The Company may use any remaining net proceeds of the offering to repay a portion of the outstanding borrowings under its Restated Credit Facility and for general corporate purposes, which may include additional purchases of outstanding 2018 Notes.

In connection with the 2018 Notes, the Company previously entered into convertible note hedge transactions, warrant transactions and capped call transactions (the “Existing Call Spread Transactions”) with certain financial institutions (the “Existing Option Counterparties”). In connection with the Company’s repurchase of the 2018 Notes, the Company entered into agreements with the Existing Option Counterparties to terminate a portion of such Existing Call Spread Transactions, in each case, in a notional amount corresponding to the amount of such 2018 Notes repurchased.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit

1.1	Purchase Agreement, dated as of October 31, 2017, by and between Chart Industries, Inc. and Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, as representatives of the Initial Purchasers listed in Schedule 1 thereto.

4.1	Indenture, dated as of November 6, 2017, by and between Chart Industries, Inc. and Wells Fargo Bank, National Association (including the form of the 1.00% Convertible Senior Subordinated Notes due 2024).

10.1	Base Call Option Transaction Confirmation, dated October 31, 2017, by and between Chart Industries, Inc. and Morgan Stanley & Co. International plc.

10.2	Base Warrants Confirmation, dated October 31, 2017, by and between Chart Industries, Inc. and Morgan Stanley & Co. International plc.

10.3	Base Call Option Transaction Confirmation, dated October 31, 2017, by and between Chart Industries, Inc. and JPMorgan Chase Bank, National Association, London Branch.

10.4	Base Warrants Confirmation, dated October 31, 2017, by and between Chart Industries, Inc. and JPMorgan Chase Bank, National Association, London Branch.

10.5	Base Call Option Transaction Confirmation, dated October 31, 2017, by and between Chart Industries, Inc. and Bank of America, N.A.

10.6	Base Warrants Confirmation, dated October 31, 2017, by and between Chart Industries, Inc. and Bank of America, N.A.

10.7	Additional Call Option Transaction Confirmation, dated November 1, 2017, by and between Chart Industries, Inc. and Morgan Stanley & Co. International plc.

10.8	Additional Warrants Confirmation, dated November 1, 2017, by and between Chart Industries, Inc. and Morgan Stanley & Co. International plc.

10.9	Additional Call Option Transaction Confirmation, dated November 1, 2017, by and between Chart Industries, Inc. and JPMorgan Chase Bank, National Association, London Branch.

10.10	Additional Warrants Confirmation, dated November 1, 2017, by and between Chart Industries, Inc. and JPMorgan Chase Bank, National Association, London Branch.

10.11	Additional Call Option Transaction Confirmation, dated November 1, 2017, by and between Chart Industries, Inc. and Bank of America, N.A.

10.12	Additional Warrants Confirmation, dated November 1, 2017, by and between Chart Industries, Inc. and Bank of America, N.A.

10.13	Third Amended and Restated Credit Agreement, dated November 3, 2017.

99.1	Launch Release, dated October 30, 2017.

99.2	Pricing Release, dated October 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chart Industries, Inc.
(Registrant)

Date November 6, 2017

/s/ Jillian C. Evanko
Jillian C. Evanko Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer